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                                                                    EXHIBIT 99.1

Contact:

    Cerus Corporation                     Noonan/Russo Communications, Inc.
    (925) 603-9071                        (415) 677-4455
    Stephen Isaacs, President and CEO     Amy Giller, Investors
    Greg W. Schafer, CFO                  Amy Flood, Media

                CERUS CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

Concord, Calif., November 3, 1999 -- Cerus Corporation (Nasdaq: CERS) announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of November 23, 1999 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Cerus stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Cerus. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire ten years from the record date. The rights will be exercisable only if a person or group acquires 15% or more of the Cerus Corporation Common Stock or announces a tender offer for fifteen percent or more of the Common Stock. If a person or group acquires 15% or more of the company's Common Stock, all rightsholders except the buyer will be entitled to acquire the company's Common Stock at a discount. Baxter Healthcare Corporation will be exempt from the Rights Plan, unless Baxter acquires beneficial ownership of 20.1% or more of the Company's Common Stock, excluding for this purpose shares of the company's Common Stock issuable upon conversion of Preferred Stock of Cerus now held by Baxter. The effect will be to discourage acquisitions of more than 15% of the Common Stock of Cerus without negotiations with the Board.


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The rights will trade with the company's Common Stock, unless and until they are separated upon the occurrence of certain future events. The company's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15% of the company's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

Cerus Corporation is a leading developer of systems to improve the safety of transfusion blood products through inactivation of viruses, bacteria and other pathogens. In addition to systems to treat platelets, plasma and red blood cells intended for transfusion, Cerus is developing a system to treat source plasma used for fractionation into various plasma products. The company's platform technologies, which prevent viral, bacterial and other cellular replication, have potential applications in the health care field beyond pathogen inactivation in blood components. Cerus has collaboration agreements with Baxter Healthcare and the Consortium for Plasma Science.

Statements in this news release are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including factors discussed in the company's 1998 Annual Report on Form 10-K.

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